David M. Drew and Robert F. Edmunds, Jr. Retire from First Connecticut Bancorp, Inc. and Farmington Bank Board of Directors
First Connecticut Bancorp, Inc. (NASDAQ: FBNK), the holding company for Farmington Bank, today announced that David M. Drew and Robert F. Edmunds, Jr. will retire from the Board of Directors of First Connecticut Bancorp, Inc. and Farmington Bank, effective today, following their attendance at the Annual  Stockholders Meeting.
Drew, former owner and president of Briarwood Printing Co., in Plainville, Conn, has been a member of Farmington Bank's Board of Directors since 1991 and a member of First Connecticut Bancorp, Inc.'s Board since 2011.  He most recently served on the Boards' Compensation Committee.
Edmunds, chairman of Edmunds Manufacturing Company. Inc. in Farmington, Conn., has been a member of Farmington Bank's Board of Directors since 1989 and a member of First Connecticut Bancorp, Inc.'s Board since 2011.  He most recently served as Chair of the Compensation Committee and served as a member of the Board's Governance Committee.
"I want to thank Dave and Bob for their dedication, loyalty and commitment to both Boards. They have served their fellow board members and stockholders well.  As Chairman, I will personally miss their wise counsel and the vast knowledge they shared with me during their respective tenures.  I wish them well in all their future endeavors," said John J. Patrick Jr., First Connecticut Bancorp's Chairman, President and CEO.
First Connecticut Bancorp, Inc. is the holding company for Farmington Bank, a full-service community bank with 22 branch locations throughout central Connecticut, offering commercial and residential lending as well as wealth management services in Connecticut and western Massachusetts. Established in 1851, Farmington Bank is a diversified consumer and commercial bank with an ongoing commitment to contribute to the betterment of the communities in our region. Farmington Bank has assets of $2.5 billion. For more information about Farmington Bank, visit farmingtonbankct.com.